The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the GEARS Strategies product supplement, the index supplement and the accompanying prospectus (collectively, the "Offering Documents") are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated November 4, 2016
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908
(To Prospectus dated April 29, 2016,
Index Supplement dated April 29, 2016
and Product Supplement
dated November 4, 2016)

UBS AG $● Capped Buffer GEARS

Linked to the least performing index between the Russell 2000® Index and the S&P 500® Index due on or about April 6, 2021

Investment Description

UBS AG Capped Buffer GEARS (the "Securities") are unsubordinated, unsecured debt securities issued by UBS AG ("UBS" or the "issuer") linked to the least performing index between the Russell 2000® Index and the S&P 500® Index (each, an "underlying asset", together, the "underlying assets"). The amount you receive at maturity will be based on the underlying asset with the lowest underlying performance factor (the "least performing underlying asset"), which reflects the direction and percentage change in an underlying asset from its initial level to its final level and whether the final level of the least performing underlying asset is less than 86% of its initial level (its "downside threshold"). The final level of each underlying asset will be the arithmetic average of its closing levels on each trading day from and including January 4, 2021 to and including the final valuation date (the "valuation period"). The Securities provide the potential for enhanced participation in the performance of the least performing underlying asset at the interval participation rate. If the final level is equal to or greater than 96% of the initial level, UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the lesser of (a) the product of the (i) underlying performance factor minus interval adjustment factor of 0.96 multiplied by (ii) the interval participation rate of 2.0 and (b) the maximum gain of 60%. If the final level is less than 96% of its initial level but equal to or greater than 86% of the initial level, UBS will pay you a cash payment per Security equal to the principal amount. If, however, the final level of the least performing underlying asset is less than 86% of its initial level, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of 14% (the "buffer') and, in extreme situations, you could lose 86% of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose up to 86% of your initial investment. You will be exposed to the market risk of each underlying asset and any decline in the level of one underlying asset from its initial level to its final level will negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of any other underlying asset. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features
❑	Exposure to Performance of the Least Performing Underlying Asset up to the Maximum Gain: At maturity, if the final level of the least performing underlying asset is equal to or greater than its maximum interval low strike of 96% of its initial level, the Securities provide exposure to any positive increase in excess of the minimum interval low strike at the return interval participation rate of 2.0, up to the maximum gain of 60%.
❑	Contingent Repayment of Principal at Maturity with Potential for Buffered Downside Market Exposure: If the final level of the least performing underlying asset is equal to or greater than its downside threshold of 86% of its initial level and less than the minimum interval high strike of 96% of its initial level, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If the final level of the least performing underlying asset is less than its downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, resulting in a percentage loss equal to the percentage that its final level is less than its initial level in excess of the buffer of 14% and, in extreme situations, you could lose 86% of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	November 4, 2016
Settlement Date	November 9, 2016
Valuation Period:	January 4, 2021 through Final Valuation Date
Final Valuation Date	March 31, 2021
Maturity Date	April 6, 2021

* Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have downside market risk similar to an investment in the least performing underlying asset subject to the buffer. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under "Key Risks" beginning on page 4 and under "Risk Factors" beginning on page PS-23 of the GEARS Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose up to 86% of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to Capped Buffer GEARS linked to the linked to the least performing index between the Russell 2000® Index and the S&P 500® Index. The return on the Securities is subject to, and will not exceed, the "maximum gain" or the corresponding "maximum payment at maturity". The initial levels, return intervals and related terms and downside thresholds for the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Maximum Gain	Maximum Payment at Maturity	Initial Level	Downside Threshold	Buffer	Return Intervals, & Related Terms	CUSIP	ISIN
Russell 2000® Index	RTY	60%	$16.00 per Security	[●]	[●], 86% of the initial level	14%	As set forth on page 2	90275Y773	US90275Y7739
S&P 500® Index	SPX			[●]	[●], 86% of the initial level

The estimated initial value of the Securities as of the trade date is expected to be between $9.437 and $9.737 for Securities linked to the least performing index between the Russell 2000® Index and the S&P 500® Index. The range of the estimated initial value of the Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 herein.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the GEARS Strategies product supplement, dated November 4, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the GEARS Strategies product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing index between the Russell 2000® Index and the S&P 500® Index	$•	$10.00	$•	$0.10	$•	$9.90

UBS Financial Services Inc.	UBS Investment Bank
i

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities), with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the GEARS Strategies product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	GEARS Strategies product supplement dated November 4, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001629/ub35597340-424b2.htm
♦	Index Supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Capped Buffer GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “GEARS Strategies product supplement” mean the UBS product supplement, dated November 4, 2016, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of 86% of your initial investment.
♦	You understand and accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset and that you may lose up to 86% of your initial investment if the final level of the least performing underlying asset is less than its downside threshold (86% of its initial level).
♦	You believe that the final level of the least performing underlying asset will be greater than the minimum interval high strike (96% of its initial level) and that the percentage of appreciation is unlikely to exceed the maximum gain of 60%.
♦	You understand and accept that your potential return is limited to the maximum gain of 60% and you would be willing to invest in the Securities based on the maximum gain.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying asset subject to the buffer.
♦	You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of an investment with a return based on the final level of the least performing underlying asset.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks comprising the underlying assets (the “underlying equity constituents”).
♦	You understand and are willing to accept the risks associated with each underlying asset.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of 86% of your initial investment.
♦	You require an investment designed to provide a full return of principal.
♦	You do not understand or are unwilling to accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset and that you may lose up to 86% of your initial investment if the final level of the least performing underlying asset is less than its downside threshold (86% of its initial level).
♦	You cannot tolerate a loss of up to 86% of your initial investment and are unwilling to make an investment that may have downside market risk similar to an investment in the least performing underlying asset subject to the buffer.
♦	You believe that the level of at least one underlying asset will decline during the term of the Securities and that its final level is likely to be less than its downside threshold (86% of its initial level), or you believe the least performing underlying asset will appreciate over the term of the Securities by more than the maximum gain of 60%.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the Securities based on the maximum gain of 60%.
♦	You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of an investment with a return based on the final level of the least performing underlying asset.
♦	You do not understand or are not willing to accept the risks associated with the underlying assets.
♦	You seek current income from your investment or prefer to receive the dividends paid on the underlying equity constituents.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the GEARS Strategies product supplement for risks related to an investment in the Securities.

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Indicative Terms

Issuer		UBS AG, London Branch
Principal Amount		$10 per Security
Term		Approximately 53 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the valuation period, final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Assets		The Russell 2000® Index and the S&P 500® Index.
Maximum Gain & Maximum Payment at Maturity		The maximum gain is 60%, which results in a maximum payment at maturity, per security, of $16.00.
Buffer		14%
Return Interval and Related Terms		The table below sets forth each return interval, its corresponding interval low strike, interval high strike, interval adjustment factor, interval participation rate and return interval maximum payment per security.
Return Interval	Interval Low Strike(1)	Interval High Strike(1)	Interval Adjustment Factor	Interval Participation Rate	Return Interval Maximum Payment / Return Interval Maximum Return (per Security)
Minimum	RTY: [●]. SPX: [●], each 86% of the initial level	RTY: [●]. SPX: [●], each 96% of the initial level	N/A	N/A	N/A
Maximum	RTY: [●]. SPX: [●], each 96% of the initial level	RTY: [●]. SPX: [●], each 126% of the initial level	0.96, equal to the quotient of (interval low strike / initial level)	2.0	$6.00 / (60%)
Underlying Performance Factor		For each underlying asset, the quotient of the following formula: Final Level Initial Level
Least Performing Underlying Asset		The underlying asset with the lowest underlying performance factor as compared to the other underlying assets.
Least Performing Underlying Factor		The underlying performance factor of the least performing underlying asset.

Initial Level(1)	The closing level of each underlying asset on the trade date, as determined by the calculation agent.
Final Level(1)	For each underlying asset, the arithmetic average of the closing level on each trading day during the valuation period.
Payment at Maturity (per Security)

If the final level of the least performing underlying asset is equal to or greater than its maximum interval low strike (96% of its initial level), UBS will pay you cash payment equal to:

$10 × (1 + the lesser of (a) [(Least Performing Underlying Factor – Maximum Interval Adjustment Factor of 0.96) x Maximum Interval Participation Rate of 2.0] and (b) Maximum Gain of 60%).

If the final level of the least performing underlying asset is equal to or greater than its minimum interval low strike (86% of its initial level) and less than its minimum interval high strike (96% of its initial level), UBS will pay you a cash payment equal to:

Principal Amount of $10.

If the final level of the least performing underlying asset is less than its downside threshold (86% of its initial level): UBS will pay you a cash payment that is less than your principal amount, equal to:

$10 × (Least Performing Underlying Factor + Buffer of 14%).

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer of 14%. You may lose up to 86% of your principal amount.

Downside Threshold(1)	A specified level of each underlying asset that is less than its initial level, equal to 86% of its initial level, as determined by the calculation agent. Each downside threshold will be equal to the related minimum interval low strike.
Valuation Period	Each trading day from and including January 4, 2021 through and including March 31, 2021, subject to postponement as described under “General Terms of Securities — Market Disruption Events” in the GEARS product supplement.
Final Valuation Date	March 31, 2021, subject to postponement as described under “General Terms of Securities — Market Disruption Events” in the GEARS product supplement.

(1)	Subject to adjustment by the Calculation Agent as described under "General Terms of the Securities — Discontinuance of or adjustments to an Underlying Index; Alteration of Method of Calculation" in the GEARS Strategies product supplement.

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Investment Timeline

Trade Date	The initial levels are observed. The actual minimum interval low strikes, maximum interval low strikes, minimum interval high strikes, maximum interval high strikes and downside thresholds are determined.
¯
Valuation Period	The closing level of each underlying asset is observed on each trading day during the valuation period. The final level of each underlying asset is calculated on the final valuation date.
¯
Maturity Date

If the final level of the least performing underlying asset is equal to or greater than its maximum interval low strike (96% of its initial level), UBS will pay you cash payment equal to:

$10 × (1 + the lesser of (a) [(Least Performing Underlying Factor – Maximum Interval Adjustment Factor of 0.96) x Maximum Interval Participation Rate of 2.0] and (b) Maximum Gain of 60%).

If the final level of the least performing underlying asset is equal to or greater than its minimum interval low strike (86% of its initial level) and less than its minimum interval high strike (96% of its initial level), UBS will pay you a cash payment equal to:

Principal Amount of $10.

If the final level of the least performing underlying asset is less than its downside threshold (86% of its initial level): UBS will pay you a cash payment that is less than your principal amount, equal to:

$10 × (Least Performing Underlying Factor + Buffer of 14%).

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer of 14%. You may lose up to 86% of your principal amount.

Investing in the Securities involves significant risks. You may lose up to 86% of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the GEARS Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the final level of the least performing underlying asset is less than its downside threshold (86% of its initial level), you will lose a percentage of your principal amount equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer of 14% and, in extreme situations, you could lose 86% of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of both underlying assets are equal to or greater than their respective downside thresholds (each equal to 86% of its initial level).
♦	The participation in the performance of the least performing underlying asset applies only at maturity — At maturity, the Securities provide exposure to the performance of the least performing underlying asset at the interval participation rate of 2.0. You can receive the full benefit of participation in the performance of the least performing underlying asset at the interval participation rate of 2.0 up to the maximum gain of 60%, from UBS only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited by the maximum gain of 60% — The return potential of the Securities is limited to the maximum gain of 60%. Therefore, you will not benefit from any performance of the least performing underlying asset that provides a percentage return on your initial investment exceeding the maximum gain of 60%, and your return may be less than a direct investment in the least performing underlying asset, and will also likely be worth less than a direct investment in the other underlying assets.
♦	The interval participation rate of 2.0 applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the interval participation rate of 2.0, and the percentage return you realize may be less than the product of (a) the (i) underlying performance factor minus (ii) interval adjustment factor multiplied by (b) the interval participation rate of 2.0, even if such return is positive and does not exceed the maximum gain of 60%. You can receive the full benefit of the interval participation rate, subject to the maximum gain of 60%, only if you hold your Securities to maturity.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility" refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of the that date that the final level of an underlying asset could be less than its downside threshold (86% of its initial level) and, as a consequence, indicates an increased risk of loss. However, an underlying asset's volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of each underlying asset and the potential to lose up to 86% of your initial investment.
♦	You are exposed to the market risk of each underlying asset — Your return on the Securities is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of indices, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying assets. For instance, you may receive a negative return equal to the least performing underlying factor subject to the buffer of 14% if the final level of one underlying asset is less than its downside threshold (86% of its initial level), even if the other underlying assets have appreciated or have not declined by as much. Accordingly, your investment is subject to the market risk of each underlying asset.
♦

Because the Securities are linked to the performance of the least performing underlying asset, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just one underlying asset — The risk that you will suffer a loss, and possibly a significant loss, on your investment is greater if you invest in the Securities than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With two or more underlying assets, it is more likely that the final level of an underlying asset will be less than its downside threshold (86% of its initial level) than if the Securities were linked to only one underlying asset. Therefore, it is more likely that you will suffer a loss, and possibly a significant loss, on your initial investment.

In addition, the lower the correlation is between the performance of a pair underlying assets, the more likely it is that the final level of one of the underlying assets will be less than its downside threshold (86% of its initial level). Although the correlation of the underlying assets’ performance may change over the term of the Securities, the economic terms of the Securities, including the interval

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participation rate, downside threshold, the buffer and the maximum gain are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Securities are finalized. Therefore, it is more likely that you will lose some of your initial investment at maturity and, in extreme situations, you could lose 86% of your initial investment.

♦	Payment at maturity based on averaging over the valuation period — Because your payment at maturity is based on the final level of the least performing underlying asset, which is the average of the closing levels of that underlying asset on each trading day during the valuation period, your return on the Securities may be lower than the percentage decline in the level of the least performing underlying asset from the trade date to the final valuation date, and could be negative even if the least performing underlying asset remained flat or appreciated over the term of the Securities.
♦	Market risk — The return on the Securities, which may be negative, is directly linked to the performance of each underlying asset and indirectly linked to the value of the underlying equity constituents and will depend on whether, and the extent to which, the final level of the least performing underlying asset is less than its initial level, minimum interval low strike (86% of its initial level), minimum interval high strike (96% of its initial level), maximum interval low strike (96% of its initial level), maximum interval high strike (126% of its initial level) and downside threshold (86% of its initial level). The level of each underlying asset can rise or fall sharply due to factors specific to that underlying asset or its underlying equity constituents and their issuers (the “underlying equity issuers”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.
♦	Fair value considerations.
o	The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the levels of the underlying assets, the volatility of the underlying assets, the correlation among the underlying assets, the dividend rate paid on the underlying equity constituents, prevailing interest rates, the term of the Securities, the composition of the underlying assets and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

o	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by
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unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the levels of the underlying assets and the underlying equity constituents; the volatility of the underlying assets and the underlying equity constituents; the correlation among the underlying assets; the dividend rate paid on the underlying asset and the underlying equity constituents, as applicable; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Owning the Securities is not the same as owning the underlying equity constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity constituents comprising the underlying assets or the least performing underlying asset. For instance, the Securities provide potential exposure to each underlying asset (and therefore its underlying equity constituents), though the return you receive is only based on the least performing underlying asset, whereas with a direct investment in the underlying equity constituents of the underlying assets, poor performance of the underlying equity constituents comprising one underlying asset could be offset or mitigated by comparably better performance of underlying equity constituents comprising another underlying asset. Furthermore, the return on an investment in the Securities is limited to the maximum gain of 60%, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying equity constituents may have.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of each underlying asset will rise or fall and there can be no assurance that the final level of the least performing underlying asset will be equal to or greater than its initial level, minimum interval low strike (86% of its initial level), minimum interval high strike (96% of its initial level), maximum interval low strike (96% of its initial level), maximum interval high strike (126% of its initial level) or downside threshold (86% of its initial level). The final level of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity constituents. You should be willing to accept the risks associated with the relevant markets tracked by each underlying asset in general and each underlying equity constituent in particular, and the risk of losing up to 86% of your initial investment.
♦	There are small-capitalization stock risks associated with the Russell 2000® Index — The Securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying asset may be more volatile than an index in which a greater percentage of the underlying equity constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	The underlying assets reflect price return, not total return — The return on your Securities is based on the performance of the underlying assets, which reflect the changes in the market prices of the underlying equity constituents. It is not, however, linked to a

6

“total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying equity constituents. The return on your Securities will not include such a total return feature or dividend component.
♦	Changes affecting the underlying assets could have an adverse effect on the value of the Securities — The policies of the Frank Russell Company, the sponsor of the Russell 2000® Index and S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc., the sponsor of the S&P 500® Index, (together, the "index sponsors"), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the levels of the underlying assets. The policies of the index sponsors with respect to the calculation of the underlying assets could also adversely affect the levels of the underlying assets. The index sponsors may discontinue or suspend calculation or dissemination of the underlying assets. Any such actions could have an adverse effect on the value of the Securities.

♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or any underlying equity constituent may adversely affect the performance and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any issuer of an underlying equity constituent (an "underlying equity issuer"), which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the initial level(s), downside threshold(s), relevant interval low strike(s) and interval high strike(s) and/or interval participation rate(s) on the trade date and the final level(s) on the final valuation date, if a market disruption event affecting an underlying asset occurs and is continuing on that day. As UBS determines the economic terms of the Securities, including the interval participation rates, maximum payment at maturity, interval high strikes, interval low strikes and downside thresholds, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the GEARS Strategies product supplement.

7

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Term:	Approximately 53 months
Buffer:	14%
Maximum Gain:	60%
Initial Level:
Underlying Asset A:	1,000
Underlying Asset B:	2,000
Downside Threshold:
Underlying Asset A:	860
Underlying Asset B:	1,720

Return Interval	Interval Low Strike	Interval High Strike	Interval Adjustment Factor	Interval Participation Rate	Return Interval Maximum Payment / Return Interval Maximum Return (per Security)
Minimum	Underlying Asset A: 860. Underlying Asset B: 1,720, each 86% of the initial level	Underlying Asset A: 960. Underlying Asset B: 1,920, each 96% of the initial level	N/A	N/A	N/A
Maximum	Underlying Asset A: 960. Underlying Asset B: 1,920, each 96% of the initial level	Underlying Asset A: 1,260. Underlying Asset B: 2,520, each 126% of the initial level	0.96, equal to the quotient of (interval low strike / initial level)	2.0	$6.00 / 60%

Example 1: Underlying Asset B is the least performing underlying asset and its final level is 2,200, an increase of 10% from its initial level of 2,000.

Because the final level of the least performing underlying asset is equal to or greater than its maximum interval low strike (96% of its initial level), the payment at maturity per Security will be calculated as follows:

$10 x (1 + the lesser of (a) [(Least Performing Underlying Factor – Maximum Interval Adjustment Factor of 0.96) x Maximum Interval Participation Rate of 2.0] and (b) Maximum Gain of 60%)

$10 × (1 + the lesser of (a) [(1.10 – 0.96) x 2.0] and (b) 60%)
= $10 x (1 + 0.28)
= $12.80 per Security (a 28% total return).

Example 2: Underlying Asset A is the least performing underlying asset and its final level is 1,400, an increase of 40% from its initial level of 1,000.

Because the final level of the least performing underlying asset is equal to or greater than its maximum interval low strike (96% of its initial level), the payment at maturity will be calculated as follows:

$10 x (1 + the lesser of (a) [(Least Performing Underlying Factor – Maximum Interval Adjustment Factor of 0.96) x Maximum Interval Participation Rate of 2.0] and (b) Maximum Gain of 60%)

$10 × (1 + the lesser of (a) [(1.40 – .96) x 2.0] and (b) 60%)
= $10 x 1.60
= $16.00 per Security (a 60% total return).

Example 3: Underlying Asset is B the least performing underlying asset and its final level is 1,800, a decrease of 10% from its initial level of 2,000.

Because the final level of the least performing underlying asset is equal to or greater than its minimum interval low strike (86% of its initial level) but less than its minimum interval high strike (96% of its initial level), the payment at maturity per Security will be equal to the principal amount of $10 (a 0.00% percent total return).

8

Example 4: Underlying Asset A is the least performing underlying asset and its final level is 400, a decrease of 60% from its initial level of 2,000.

Because the final level of the least performing underlying asset is less than its downside threshold, the payment at maturity per Security will be less than the principal amount, calculated as follows:

$10 x (Least Performing Underlying Factor + Buffer).
= $10 x (0.40 + 14%)
= $10 x 0.54
= $5.40 per Security (a 46% loss).

In this scenario, you will suffer a percentage loss on your initial investment equal to the percentage that the final level of the least performing underlying asset is less than its initial level in excess of the buffer of 14%.

Least Performing Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Asset Change (as a % of initial level)	Payment at Maturity	Security Total Return at Maturity
1,350	35.00%	$16.00	60.00%
1,300	30.00%	$16.00	60.00%
1,260	26.00%	$16.00	60.00%
1,250	25.00%	$15.80	58.00%
1,200	20.00%	$14.80	48.00%
1,100	10.00%	$12.80	28.00%
1,000	0.00%	$10.80	8.00%
970	-3.00%	$10.20	2.00%
960	-4.00%	$10.00	0.00%
950	-5.00%	$10.00	0.00%
900	-10.00%	$10.00	0.00%
870	-13.00%	$10.00	0.00%
860	-14.00%	$10.00	0.00%
850	-15.00%	$9.90	-1.00%
750	-25.00%	$8.90	-11.00%
600	-40.00%	$7.40	-26.00%
500	-50.00%	$6.40	-36.00%
400	-60.00%	$5.40	-46.00%
200	-80.00%	$3.40	-66.00%
100	-90.00%	$2.40	-76.00%
0	-100.00%	$1.40	-86.00%

9

Information About the Underlying Assets — Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Russell 2000® Index on November 3, 2016 was 1,156.885. The actual initial level will be the closing level of the Russell 2000® Index on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	846.129	747.275	830.301
4/2/2012	6/29/2012	840.626	737.241	798.487
7/2/2012	9/28/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/2/2013	3/28/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/4/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/3/2016*	11/3/2016*	1,250.764	1,156.885	1,156.885
*	As of the date hereof, available information for the fourth calendar quarter of 2016 includes data for the period from October 3, 2016 through November 3, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.
10

The graph below illustrates the performance of the Russell 2000® Index from January 3, 2006 through November 3, 2016, based on information from Bloomberg. The dotted line represents a hypothetical downside threshold of 994.921, which is equal to 86%, of the closing level on November 3, 2016, which is the hypothetical initial level. The actual downside threshold will be determined on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

1400
1200
1000
800
600
400
200
0
Hypothetical Downside Threshold (86% of the Hypothetical Initial Level)
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

11

Information About the Underlying Assets — S&P 500® Index

We have derived all information contained in this document regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“S&P Dow Jones Indices”), and/or its affiliates.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 31, 2016, eleven main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of October 31, 2016 indicated below: Information Technology (21.26%), Health Care (14.00%), Financials (13.33%), Consumer Discretionary (12.50%), Consumer Staples (10.00%), Industrials (9.70%), Energy (7.20%), Utilities (3.40%), Real Estate (2.90%), Materials (2.90%) and Telecommunication Services (2.50%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on November 3, 2016 was 2,088.66. The actual initial level will be the closing level of the S&P 500® Index on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/4/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/3/2016*	11/3/2016*	2,163.66	2,088.66	2,088.66
*	As of the date hereof, available information for the fourth calendar quarter of 2016 includes data for the period from October 3, 2016 through November 3, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.
12

The graph below illustrates the performance of the S&P 500® Index from January 3, 2006 through November 3, 2016, based on information from Bloomberg. The dotted line represents a hypothetical downside threshold of 1,796.25, which is equal to 86%, of the closing level on November 3, 2016, which is the hypothetical initial level. The actual downside threshold will be determined on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

2500
2000
1500
1000
500
0
Hypothetical Downside Threshold (86% of the Hypothetical Initial Level)
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

13

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the Russell 2000® Index and the S&P 500® Index from January 3, 2006 through November 3, 2016. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 3, 2006 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 3, 2006 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the final level of one of those underlying assets to be less than its downside threshold. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the final level of one or more of the underlying assets might be less than its downside threshold as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the correlations referenced in setting the terms of the Securities are calculated using UBS’ internal models at the time when the terms of the Securities are set and are not derived from the daily returns of the underlying assets over the period set forth below. A lower downside threshold is generally associated with lower correlation of the underlying assets, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks —Greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “—Because the Securities are linked to the performance of the least performing underlying asset, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just one underlying asset” on page 4 of this document.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

14

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the GEARS Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying assets. If your Securities are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities, which should be long-term capital gain or loss if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the GEARS Strategies product supplement. The risk that the Securities may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that the Securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of an underlying asset.

Notice 2008-2. The IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the GEARS Strategies product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA” (discussed below), if you are not a U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code, discussed below, gain from the sale, exchange, redemption or maturity of a Security generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying equity issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If any underlying equity issuer and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, redemption or maturity of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an underlying equity issuer as a USRPHC and the Securities as United States real property interests.

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Section 871(m). Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the underlying equity constituents), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying assets. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (and/or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein

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You should rely only on the information incorporated by reference or provided in this document, the GEARS Strategies product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information herein is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information about UBS and the Securities	ii
Investor Suitability	1
Indicative Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Securities at Maturity	8
Information About the Underlying Assets — Russell 2000® Index	10
Information About the Underlying Assets — S&P 500® Index	12
Correlation of the Underlying Assets	14
What are the Tax Consequences of the Securities?	15
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	17

Product Supplement

Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-1
Hypothetical Examples of How the Securities Perform	PS-18
Risk Factors	PS-23
General Terms of the Securities	PS-38
Payment at Maturity for the Securities	PS-38
Market Disruption Events	PS-47
Antidilution Adjustments for Securities Linked to an Underlying Equity	PS-50
Reorganization Events for Securities Linked to an Underlying Equity	PS-53
Use of Proceeds and Hedging	PS-59
Supplemental U.S. Tax Considerations	PS-60
Certain ERISA Considerations	PS-67
Supplemental Plan of Distribution (Conflict of Interest)	PS-68

Index Supplement
Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index
Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its
Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in
Payable in or Linked to an Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Capped Buffer GEARS due on or about April 6, 2021

Preliminary Pricing Supplement dated November 4, 2016

(To Product Supplement dated November 4, 2016

Index Supplement dated April 29, 2016

and Prospectus dated April 29, 2016)

UBS Investment Bank

UBS Financial Services Inc.